                                                                 EXHIBIT 10.15.2

                    SEPARATION AGREEMENT AND GENERAL RELEASE

               This Agreement is entered into by and between AMERICAN TECHNOLOGY CORPORATION ("Employer"), a Delaware corporation, and DALE WILLIAMS, an individual ("Employee").

                                    RECITALS

               A. Employee has been employed by Employer in the positions of Chairman of the Board, President and Chief Executive Officer.

               B. Employer and Employee desire to terminate Employee's employment and to have Employee resign from such positions.

               C. Employee has previously hereto received consideration in the amount of $19,340.01 representing Employee's accrued and unused vacation benefits through June 12, 1998, together with Employee's final paycheck through June 12, 1998 and final expense reimbursement.

               D. Employer and Employee are desirous of entering into a Consulting Agreement (the "Consulting Agreement") and provide for the settlement and release of Employer for any claims related to Employee's employment or the termination of that employment.

        NOW, THEREFORE, in consideration of the terms, conditions and agreements set forth below, the parties agree as follows:

               1. Review Period. Employee shall have until the close of business on July 3, 1998 to accept the terms of this Separation Agreement and General Release ("Separation Agreement"). Employee has been encouraged to consult with an attorney before signing the Release. Employee understands that whether or not to do so is Employee's decision.

               2. Termination of Employment. Employer agrees to accept Employee's resignation. By entering into this Separation Agreement, Employee tenders and Employer accepts Employee's resignation from employment effective on June 12, 1998 ("Termination Date"). Employer will ensure that all of its records reflect a resignation from employment on the Termination Date. Employee also agrees to concurrently submit his resignation as a member of Employer's Board of Directors and, in connection therewith, shall cease being Chairman of the Board.

               3. Payments and Benefits. Employer will provide to Employee the Consulting Agreement generally described in subparagraph 3.1 below. Employee understands that the amounts to be paid to Employee pursuant to the Consulting Agreement are all that Employee is entitled to receive from Employer. Employee acknowledges that the payments to be made pursuant to the Consulting Agreement below are being made by Employer in lieu of the remaining payments under Employee's Employment Agreement, dated as of September 1, 1997 (the "Employment Agreement") and , in connection therewith, hereby forfeits and releases any claim that Employee may have as to any regular or incentive compensation including, without limitation, vested or unbelted options and bonuses.

                      3.1 Consulting Agreement. In lieu of receipt of the remaining payments under the Employment Agreement and the stock options currently exercisable under that certain Stock Option Agreement between the parties dated as of September 1, 1997 (the "Option Agreement") entered into in connection with the Employment Agreement, each of which agreements may be canceled for cause without payment of additional consideration, Employee and Employer agree to (i) terminate the Employment Agreement (ii) amend the Option Agreement as set forth below and (iii) enter into the Consulting Agreement. In consideration for Employee's agreement to be available and consult with the Company for a period of four months upon the terms and conditions set forth therein, and for a covenant by Employee not to compete with Employer for the term thereof, Employee will receive compensation equal to $10,000 per month, plus retain an option (the "Option") to purchase up to 120,000 shares of Employer's common stock at a price of $5.81 per share, representing the closing bid price on August 29, 1997 (the original date of grant), with such Option to be exercisable until 5:00 p.m. PDT, June 12, 1999. In connection therewith, the Option Agreement shall be amended to cancel all options previous granted in excess of 120,000 option shares. Employer shall register the option shares pursuant to a Registration Statement on Form S-8 as soon as practicable after the execution hereof, but in no event later than July 31, 1998 and, in connection therewith, shall submit a copy of the Registration Statement to its accountants for review no later than July 15, 1998.

                      3.2 Medical Coverage. Employer has given Employee written notification of his rights to continuation of insurance coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). Employee will be responsible for the full cost of continued coverage in accordance with the provisions of COBRA.

               4. Press Release. Employer and Employee shall jointly agree on the form and content of the press release to be issued in connection with Employee's termination.

               5. Release of Claims. Subject only to paragraph 6, Employee on his own behalf, and on behalf of his successors and assigns, releases the Employer and its officers, directors, employees, agents, and attorneys and any parent, subsidiary, affiliated or related companies and their respective successors and assigns, ("Released Parties") from all claims, demands, actions, or other legal responsibilities of any kind which Employee may have based on, or pertaining to Employee's employment with the Employer or the termination of that employment. This release includes (but is not limited to) any claims Employee may have to indemnification pursuant to paragraph 4 of the Employment Agreement, Employer's Bylaws, and California Corporate and Labor Codes, respectively, which rights are hereby expressly terminated and/or waived, as well as, the Age Discrimination in Employment Act, which prohibits age discrimination in employment, Title VII of the Civil Rights Act, which prohibits discrimination in employment based on race, color, sex, religion or national origin, or any other federal, state or local law or regulation prohibiting employment discrimination. This release also includes any claim for wrongful discharge arising under public policy or any contract or policy of the Employer.

               6. Claims Not Affected by Release. This Release does not affect Employee's right to receive benefits under and to apply for continuation of conversion of insurance coverage to the extent that the Employer's insurance plans or applicable law provide for such continuation or conversion. In addition, this Release does not apply to any claim for workers' compensation under any federal or state workers' compensation or occupational disease law. Finally, this Release does not waive any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date Employee signs this Agreement.

               7. Unknown Claims. Employee understands that the release of claims set forth in paragraph 6 above covers claims which the Employee knows about and those he may not know about. Employee expressly waives all rights under Section 1542 of the California Civil Code, which Section Employee has read and understands, and which provides as follows:

                      Section 1542. A general release does not extend to claims
                     which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

               8. Agreement not to Sue. Employee promises never to file a lawsuit asserting any claims that are released in paragraph 5 above.

               9. Representations and Warranties. Employee represents and warrants that (i) he has not assigned to any other person or entity the claims which are the subject of paragraph 5 above, (ii) except for matters specifically set forth in Section 13, there is no litigation, arbitration or proceeding pending or, to the best of Employee's knowledge, threatened against or relating to the properties or business of Employer, nor has any person manifested to Employee an awareness of a reasonable basis for any claim against Employer which could have a material adverse effect on the business or financial condition of Employer, (iii) Employee has delivered to Robert Putnam, Treasurer, all corporate equipment, property and documents in Employee's possession, including, without limitation, a list of all vendor, customer and prospective customer names, contacts and phone numbers, (iv) such documents include all purchase orders, invoices, notices, contracts and agreements entered into by Employee on behalf of Employer, (v) Employee has provided a written list and description of any verbal agreements made be Employee with any employees, consultants, vendors, customers, agents or other parties, (vi) Employee has submitted final expense reports through the Termination Date and such expense reports reflect only reasonable and necessary expenses on behalf of Employer and (vii) Employee has delivered all corporate credit and identification cards to Robert Putnam and further warrants that there are no charges other than those set forth in Employee's final expense report.

               10. Consequences of Employee's Violation of Promises. If Employee violates Employee's promises contained in paragraphs 5 or 8 above, Employee will pay for all costs incurred by Employer, any related companies, or the directors or employees of any of them, including reasonable attorneys' fees, in defending against Employee's claim.

               11. Confidentiality. Employee and Employer both agree not to disclose the terms and conditions of this Agreement nor the substance of any discussions or negotiations leading up to this Agreement for any reason to any person or entity not a party hereto unless such communication is required by law or is necessary to comply with the law including, without limitation, federal or state tax or securities laws (e.g., communications to a tax preparer for purposes of submitting a tax return to the Internal Revenue Service, disclosures which are required by the rules of the Securities and Exchange Commission, etc.) or otherwise further or comply with a legal, material or contractual interest or obligation of Employer or Employee.

               12. Confidential Information. Employee agrees to return all documents, disks, programs, computer equipment or other items or materials that he has received during his employment. Employee further agrees to maintain the confidentiality of all confidential, proprietary and trade secret information that Employee learned during his employment.

               13. Indemnification. Each of the parties agrees to indemnify and hold the other party harmless against any and all liabilities of any nature arising after the date of this Agreement, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, any claims, damages, fines, penalties, assessments or similar charges (collectively "liabilities"), which arise out of or are related to any breach of this Agreement. Employee, in addition, agrees to further indemnify and hold Employer harmless against all Liabilities related to any activity by Employee during the course and scope of his retention pursuant to the terms of the Consulting Agreement which is either ultra vires or unauthorized or which may constitute a breach of fiduciary duty, duty of loyalty or other duty owed to Employer. Notwithstanding anything in this Agreement or the Consulting Agreement to the contrary, Employer may withhold and set off against amounts due to Employee hereunder or under the Consulting Agreement any amount as to which Employee is obligated to indemnify Employer pursuant to this Agreement or otherwise.

               14. No Waiver. Nothing herein shall constitute a waiver or relinquishment of any right, power or claim that Employer may have against Employee of any kind or nature, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, any claims, damages, fines, penalties, assessments or similar charges, which arise out of or are related to any activity by Employee during the course and scope of his employment or otherwise including actions which may have been ultra vires or unauthorized or which may have constituted a breach of fiduciary duty, duty of loyalty or other duty owed to Employer.

               15. Amendments. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

               16. Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

               17. Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive the execution hereof and shall be binding upon and inure to the benefit of the respective parties hereto.

               18. Non-Admissions. Employer and Employee agree that neither this Agreement nor the consideration given shall be construed as an admission of any wrongdoing or liability by Employer or Employee, and that all such liability is expressly denied.

               19. Arbitration. Any dispute arising out of or related to this Agreement shall be submitted to arbitration in San Diego County, California, before an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq., as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including permanent injunctive relief or specific performance, or both, and the Arbitrator is hereby empowered to award such relief. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

               20. Future Employment. Employee waives any rights to future employment with the Employer or any of its affiliated or related companies.

               21. Entire Agreement. This is the entire Agreement between Employee and Employer. Employer has made no promises other than those set forth in this Agreement and the Consulting Agreement.

               EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND RIGHTS OTHER THAN THOSE SET FORTH HEREIN.

"EMPLOYER"                              "EMPLOYEE"

AMERICAN TECHNOLOGY CORPORATION,
a Delaware corporation                  By: /s/ DALE WILLIAMS
                                           -------------------------------------
                                            Dale Williams
By: /s/ ROBERT PUTNAM
   -------------------------------

Title: Vice President                   Date:______________________

Date: June 19, 1998